SAFETY COMPONENTS INTERNATIONAL ANNOUNCES
                 CONFIRMATION OF PLAN TO EMERGE FROM BANKRUPTCY


     GREENVILLE, S.C., August 31, 2000 /PRNewswire/ -- Safety Components International, Inc. (OTCBB:ABAG) and certain of its United States subsidiaries, including Safety Components Fabric Technologies, Inc. and Automotive Safety Components International, Inc. (collectively, "Safety Components"), a leading, low cost supplier of automotive airbag fabric and cushions in the United States, announced today that their plan of reorganization to emerge from their pre-arranged chapter 11 cases was approved today by the District Court of the State of Delaware. The plan will effect a substantial deleveraging of, and strengthening of the balance sheet for, Safety Components. Subject to fulfillment of the conditions precedent to emergence, Safety Components is expected to emerge from chapter 11 in early October.

     Immediately upon emergence, the Company will have access to approximately $56 million in debt financing. The Company has reached agreement with Congress Financial Corporation on a three-year $35 million credit facility, which will become effective upon emergence from its chapter 11 case. The Congress facility, which has received District Court approval, is expected to provide adequate funding for Safety Components' ongoing global operating needs. Further, the pre-bankruptcy secured banks will retain a two-year subordinated secured note for approximately $20.9 million.

     The Company has also obtained the support of its major suppliers who have already agreed to extend open credit terms upon the Company's emergence.

     Pursuant to the plan, as confirmed, all of the Company's 10-1/8% senior notes issued by the Company due 2007 will be converted into the right to receive 96.8% of the Company's post-bankruptcy equity, and the current share of common stock, excluding stock held by Robert Zummo (Chairman of the Company), will receive 3.2% of the Company's post-bankruptcy equity and warrants to acquire 12% of such equity. In addition, all trade suppliers and other creditors will be paid in full pursuant to the terms of the confirmed plan.

     John C. Corey, the Company's President and Chief Operating Officer, stated, "We are pleased that our plan of reorganization has been approved. The Company has significantly improved its operations over the past few months, exceeding projections. As a result of the


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operations improvements introduced last year, and new program awards this year, upon emergence, the Company will have a much stronger balance sheet and access to flexible financing arrangements from Congress Financial." Mr. Corey added, "Now that the Company's position has improved, we can return our primary focus to the fulfillment of our goals: increasing productivity and profitability from the core airbag automotive business, capitalizing on continuing growth opportunities in the airbag automotive business and divesting non-core operations. We have further enhanced our ability to fulfill these goals by retaining our operations management team.

     Mr. Corey continued, "Finally, we are very appreciative for all of the support provided by our customers, suppliers, employees and advisors during this critical time, which has enabled the Company to emerge from chapter 11 on an accelerated timetable. We believe we will be able to demonstrate that such support was warranted by maintaining a strong airbag automotive business."

     This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that such forward looking statements are subject to various known and unknown risks and uncertainties, including the possibility of delays in the emergence from the chapter 11 cases, the possibility that the conditions precedent to the implementation of the plan of reorganization will not be satisfied and the possibility that the Company's stated goals will not be fulfilled in whole or in part Additional information on factors that could potentially affect the Company sfinancial results may be found in the Company'& filings with the Securities and Exchange Commission.